Exhibit 10.21

Robert Wuesthoff

8 Bramshill Dr

Mahwah, NJ, 07430

Dear Bob:

I am very pleased to officially offer you the opportunity to join us at GSI Commerce. I think you are going to be a great addition to what is fast becoming a very strong team. Subject to compliance with the terms and conditions of this letter, we are offering you employment in the position of Executive Vice President, Global Operations at GSI Commerce Solutions, Inc. (the “Company”). This will be an Executive Officer position with the company and requires Board approval, which we do not anticipate to be an issue. The terms of your employment will be as follows:

•

Your annual base salary will be $325,000.00. Your base salary, less payroll deductions and required withholdings, will be payable in accordance with the Company’s normal payroll practices. Your annual base salary and other compensation will be reviewed annually beginning in 2006 in the same manner as other executive level employees.

•

After you begin employment with the Company, and subject to approval of the Board of Directors of GSI Commerce, Inc., you will be granted under the GSI Commerce, Inc. 1996 Equity Incentive Plan or such other plan as may then be in effect (the “Equity Plan”) a Restricted Stock Unit award to acquire shares of GSI Commerce, Inc. having an aggregate value of $350,000 based on the fair market value of a share of such Common Stock on the later of the date the Board approves the grant or the date you begin employment with the company. The purchase price for each share under this award will be $.01. The Company will deliver vested shares to you in the future subject to your election to defer receipt of such shares. This award will vest as to 100% on January 1, 2009. In 2006, you will be eligible for an equity award generally offered to similarly situated employees.

•

After you begin employment with the Company, and subject to approval of the Board of Directors of GSI Commerce, Inc., you will be granted a stock option under the Equity Incentive Plan to purchase 75,000 shares of GSI Commerce, Inc. Common Stock at a purchase price equal to the fair market value of a share of such Common Stock on the later of the date you commence employment with the Company or the date of such Board approval. This option will be a non-incentive stock option, will have a term of 10 years and will vest in full no later than December 15, 2005. The other terms and conditions of this option will be governed by the provisions of the Equity Plan and your option grant letter (the “Equity Plan Documents”). In the event of a conflict between the terms of this letter and the Equity Plan Documents, the terms of the Equity Plan Documents will control.

•

If there is a “change of control” of the Company (as defined in the Equity Plan) and the Company terminates your employment without “cause” (as defined below) within twelve (12) months following such change of control, any unvested options or RSUs from this award will automatically vest. The other terms and conditions of this award will be governed by the provisions of the Equity Plan and the agreements evidencing the award (the “Equity Plan Documents”). In the event of a conflict between the terms of this letter and the Equity Plan Documents, the terms of the Equity Plan Documents will control, although the change of control language outlined herein will govern for purposes of this award. The term “cause” means (i) gross negligence or willful misconduct in the performance of your duties for the Company; (ii) breach or violation, in a material respect, of any agreement between the Company and you or any of the Company’s policy statements, including those regarding conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of the Company; or (v) conviction of a felony.

•

You will be eligible to participate in the annual bonus plan available to similarly situated employees at the Company. You will be entitled to receive a bonus of no less than 50% of your base salary in 2005. You will receive a copy of our bonus plan shortly. Please note that like benefit plans, the Company retains the right to modify, replace or terminate this bonus plan or any other incentive program from time to time. All interpretations and determinations with respect to bonuses, including calculation of the amount of any bonus and determination that a bonus has been earned, will be made by the Company and the Company’s determination will be final and binding.

•

At this time we expect that you will perform your role and responsibilities in the KOP office, in the various regional operations facilities, and from home. We will not, therefore, pay to relocate you at this time. Instead, we will provide you with a monthly sum of $2500 less taxes as an apartment allowance.

•

You will be eligible to participate in all employee benefit plans or programs of the Company now existing or established hereafter and offered generally to similarly situated employees of the Company, subject to the terms and provisions of such plans including applicable waiting periods. Details about these benefits will be made available for your review. The Company retains the right to modify, replace or terminate any of its employee benefits plans or programs (including the Equity Plan) from time to time.

•

If the Company terminates your employment without “cause” (as defined above) the Company will pay to you severance in an amount equal to twelve months of your base salary or until you accept employment with another employer. Any severance to which you become entitled under this paragraph, less payroll deductions and all required withholdings, will be payable in accordance with the Company’s normal payroll practices over the period of such severance or, if shorter, over the period ending on the date you accept employment with another employer.

•

You may terminate your employment with the Company at any time and for any reason whatsoever. Likewise, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause or advance notice. This at-will employment relationship cannot be changed except in writing signed by an officer of the Company.

•

You represent to the Company that there are no restrictions, agreements or understandings whatsoever to which you are a party or by which you are bound which would prevent or make unlawful your execution of this letter or your employment hereunder and that your execution of this letter and your employment hereunder do not constitute a breach of any agreement or understanding to which you are a party or to which you are bound.

The employment terms set forth in this letter supersede any prior written or oral agreements or promises and any contemporaneous or subsequent oral agreements or promises made to you by anyone on behalf of the Company with respect to such employment terms. To the extent required by law, this offer is subject to satisfactory proof of your right to work in the United States.

As an employee of the Company, you will be expected to abide by the Company’s rules and regulations, acknowledge in writing that you have read and will comply with the Company’s Code of Business Conduct and the Company’s Employee Handbook. As a condition of your employment, you will be required to sign and comply with the Company’s form of Employee Agreement, which includes a prohibition on the unauthorized use or disclosure of the Company’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting employees of the Company during, and for one year after the end of, your employment with the Company, and provisions acknowledging the Company’s ownership in, and assigning to the Company all rights to, any inventions developed by you during your employment with the Company.

* * * * * * * * * *

Please indicate your acceptance of this offer by signing and dating this letter where indicated below. If you accept this offer, and subject to satisfaction of the conditions set forth in this letter, we expect that you will begin your employment with the Company on September 26th or sooner.

We are all genuinely excited about you joining us in our journey. We have a variety of very interesting opportunities and need a senior player like you to help us capitalize on them. I think you are going to enjoy being part of this fast growing organization.

Feel free to contact me or Jim with any questions.

Sincerely,

/s/ Jim Flanagan on behalf of Robert Blyskal
Robert Blyskal
President and COO

AGREED TO AND ACCEPTED:

/s/ Robert Wuesthoff, Jr. 9/2/05
Bob Wuesthoff